Exhibit 3.226

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNBEAM ASSET LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Sunbeam Asset LLC, a Delaware limited liability company (the “Company”), is entered into as of June 15, 2007, by and among Sheridan Asset Holdings, Inc., a Delaware corporation (“Sheridan Asset Holdings”), and Sunbeam Asset Holdings LLC, a Delaware limited liability company (“Asset Holdings”), and each other Person who becomes a Member in accordance with the terms of this Agreement.

WHEREAS, on June 6, 2007 the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of Sunbeam Asset LLC (the “Certificate”) with the office of the Secretary of State of the State of Delaware by an authorized person and the execution on June 6, 2007 of the Limited Liability Company Agreement of Sunbeam Asset LLC (the “Original Agreement”) by Asset Holdings; and

WHEREAS, the parties desire to enter into this Amended and Restated Limited Liability Company Agreement to set forth the terms and conditions of the ownership, management and operation of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Name. The name of the Company shall be Sunbeam Asset LLC, or such other name as the Managing Member may from time to time hereafter designate.

2. Definitions.

(a) In addition to the terms otherwise defined herein, the following terms are used herein as defined below:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time.

An “Affiliate” of a specified Person shall mean a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person or is an officer or director of the Person and, when used with respect to the Company, shall include any holder of equity interests holding greater than 5% of the total number of outstanding equity interests of the Company on a fully-diluted basis or any officer or director of the Company.

“Assumed Tax Rate” applicable to Unitholders (or the direct and indirect owners of such Unitholders), means the highest marginal United States federal and state income tax rates applicable to the kinds of taxable income realized by such Persons, respectively, taking into account the dividends received deduction for corporations, and the individual tax rates on long-term capital gains and qualified dividend income, as determined in the discretion of the Managing Member.

“Available Cash Flow” shall mean, with respect to any calendar year or other period, the sum of all cash receipts of the Company from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) and a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the Managing Member.

“Board of Directors” shall mean the Directors of the Company.

“Capital Contributions” means, with respect to any Member, the aggregate amount of money contributed to the Company and the carrying value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Section 11.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member; (c) the date Units in the Company are relinquished to the Company; or (d) any other date specified in United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member to reflect the relative economic interests of the Members. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Class A Members” means the holders of Class A Units.

“Class A Units” shall have the meaning set forth in Section 7.

“Director” shall mean a natural person elected or appointed to the Board of Directors pursuant to the provisions of the Certificate or this Agreement.

“Managing Member” means Sheridan Asset Holdings and any other person or entity admitted as a substitute Managing Member pursuant to this Agreement.

“Members” means the Managing Member and those other persons or entities who from time to time are admitted as Members by the Managing Member and included on Schedule A hereto.

“Officer” or “Officers” shall mean the executive and subordinate officers of the Company set forth in Section 10(a) and Section 10(c).

“Person” shall mean an individual, corporation, partnership, limited liability company, trust unincorporated association, government or any agency or political subdivision thereof, or any other entity.

“Profits” and “Losses” means, for each fiscal year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with any adjustments to be determined in the discretion of the Managing Member.

“Units” shall mean Class A Units and such other units of the Company as may be authorized and issued from time to time.

(b) Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3. Purpose. The primary purpose of the Company is to acquire, hold, manage and sell entities engaged in business activities related to the provision of healthcare services. The Company may conduct any business in furtherance of this purpose which it is authorized to conduct under the Act. The Company may engage in any other lawful business under the Act and applicable law that the Managing Member of the Company determines the Company shall engage in and do all things necessary or incidental thereto.

4. Offices.

(a) The principal place of business and office of the Company shall be located at One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

(b) The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Members may from time to time change the registered agent or office by an amendment to the Certificate of Formation of the Company.

5. Members. The name and business or residence address of the Members are set forth on Schedule A attached hereto.

6. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 17 of this Agreement.

7. Units. Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as “Units,” which shall constitute limited liability company interests under the Delaware Act and shall include initially “Class A Units” which shall have the rights set forth herein.

8. Management of the Company.

(a) The Managing Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a managing member under the Act. The Managing Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such person or entity such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) No Member other than the Managing Member, in its status as such, shall have the right to take part in the management or control of the business of the Company or to act for or bind the Company or otherwise to transact any business on behalf of the Company.

(c) The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as he may deem necessary or appropriate in furtherance of the ordinary course of business of the Company.

(d) The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

9. Management and Control of Business; Directors.

(a) Management by Directors. (i) The Managing Member hereby delegates the full and entire management of the business and affairs of the Company to the Board of Directors which shall have and may exercise all of the powers that may be exercised or performed by the Company. Except where the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act, the Board of Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Board of Directors shall have the further power to delegate any and all authority to such officers, including, without limitation, the officers described in Section 10, employees, agents and representatives of the Company as it may from time to time deem appropriate.

(ii) Without limiting the generality of Section 9, the Board of Directors shall have full power and authority to authorize the Company:

(A) to acquire property from any Person; the fact that a Member or Director is directly or indirectly affiliated or connection with any such Person shall not prohibit the Company from dealing with that Person;

(B) to borrow money for the Company from banks, other lending institutions, any of the Members or Directors, or Affiliates of any of the Members or Directors on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(C) to purchase liability and other insurance to protect the Company’s property and business;

(D) to hold and own any real and/or personal properties in the name of the Company;

(E) to invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or similar type investments;

(F) to execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Directors, to the business of the Company;

(G) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company, and to define their duties and authority, which may include authority granted to the Members or Directors under the Act, and to compensate them from the Company funds;

(H) to retain and compensate employees and agents generally, and to define their duties and authority, which may include authority granted to the Members or Directors under the Act;

(I) to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose; and

(J) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(iii) No Member, by reason of such Member’s status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Member.

(iv) Notwithstanding anything herein to the contrary the Board of Directors shall not authorize, and the Company shall not enter into, any agreement, transaction or arrangement with any Member or any other affiliate of the Company, or any other Person who is an affiliate of any Member or any other affiliate of the Company, unless such agreement, transaction or arrangement is completed on an arms-length basis on terms no less favorable to the Company than it could otherwise obtain from an independent, unrelated third party; provided, however, that this Section 9 shall not apply to any transaction with any Person the majority of whose equity interest is owned, directly or indirectly, in the aggregate by the Company and/or Sunbeam, L.P., a Delaware Limited Partnership.

(b) Number, Tenure and Qualification of Directors. (i) The initial Board of Directors shall consist of five (5) Directors; provided, however, that the Managing Member may increase or decrease the number of Directors comprising the full Board of Directors from time to time; provided, further, however, that such number shall in no case be smaller than three (3) and no greater than eleven (11) and that no decrease in the number of Directors shall shorten the term of an incumbent Director. Subject to Section 9(j), the members of the initial Board of Directors shall be Mitchell Eisenberg, Lewis Gold, Allen Thorpe, Erik Ragatz and Benjamin Farkas.

(ii) The Directors shall be elected annually by the Managing Member and each such Director shall hold office until his or her successor shall have been elected and qualified, or until the earlier death, resignation or removal of such Director. Directors need not be Members or residents of the State of Delaware.

(c) Quorum and Manner of Acting. A majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 9. Action of the Board of Directors shall be authorized by the vote of a majority of the Directors present at the time of the vote if there is a quorum, unless otherwise provided by this Agreement. In the absence of a quorum a majority of the Directors present may adjourn any meeting from time to time until a quorum is present.

(d) Place of Meetings. Meetings of the Board of Directors may be held in or outside of the State of Delaware.

(e) Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and places as the Board of Directors determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

(f) Special Meetings. Special meetings of the Board of Directors may be called by the President or by any of the Directors.

(g) Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board of Directors shall be given to each Director by mailing it to him at his residence or a usual place of business at least three days before the meeting, or by delivering, telephoning, telegraphing it or send it by e-mail, facsimile or other electronic transmission to him at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any Director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

(h) Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors or by any committee of the Board of Directors may be taken without a meeting if all of the members of the Board of Directors or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors or the committee shall be filed with the minutes of the proceeding of the Board of Directors or of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(i) Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board of Directors or of any committee of the Board of

Directors may participate in a meeting of the Board of Directors or of the committee by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

(j) Resignation and Removal of Directors. Any Director may resign at any time by delivering his resignation in writing or electronic transmission to the Company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the Directors may be removed at any time, either with or without cause, by the Managing Member.

(k) Vacancies. Any vacancy in the Board of Directors, including one created by an increase in the number of Directors, may be filled by a majority of the then Directors or by the Managing Member.

(l) Committees.

(i) Executive Committee. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate an Executive Committee of one or more Directors which shall have all the powers and authority of the Board of Directors, except as otherwise provided in the resolution or any other applicable law. The members of the Executive Committee shall serve at the pleasure of the Board of Directors. All action of the Executive Committee shall be reported to the Board of Directors at its next meeting.

(ii) Other Committees. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate other committees of Directors of one or more Directors, which shall serve at the Board of Directors’s pleasure and have such powers and duties as the Board of Directors determines.

(iii) Rules Applicable to Committees. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another Director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board of Directors at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolution of the Board of Directors.

(m) Compensation. Directors shall receive such compensation as the Board of Directors determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A Director may also be paid for serving the Company, its Affiliates or Subsidiaries in other capacities.

10. Officers.

(a) Number; Security. The executive Officers of the Company shall be the Chief Executive Officer, President, Chief Financial Officer, one or more Vice Presidents (including one or more executive or senior Vice Presidents, if the Board of Directors so determines), and a Secretary. Any two or more offices may be held by the same Person. The Board of Directors may require any Officer, agent or employee to give security for the faithful performance of his duties.

(b) Election; Term of Office. The executive Officers of the Company shall be elected annually by the Board of Directors. Each Officer shall hold office until such Officer’s successor is elected and qualified or until such Officer’s earlier resignation on removal pursuant to Section 10(d).

(c) Subordinate Officers. The Board of Directors may appoint subordinate Officers (including assistant secretaries), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board of Directors determines. The Board of Directors may delegate to any executive Officer or to any committee the power to appoint and define the powers and duties of any subordinate Officers, agents or employees.

(d) Removal and Resignation of Officers. Any Officer may resign at any time by delivering his resignation in writing or other electronic transmission to the Company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any Office appointed by the Board of Directors or appointed by an executive Officer or by a committee may be removed by the Board of Directors either with or without cause, and in the case of an Officer appointed by an executive Officer or by a committee, also by the Officer or committee who appointed him or by the Chief Executive Officer.

(e) Vacancies. A vacancy in any office may filled for the unexpired term in the manner prescribed in Sections 10(b) and 10(c) for election or appointment to the office.

(f) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(g) Chief Executive Officer. Subject to the powers of the Board of Directors, the Chief Executive Officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer.

(h) President. Subject to the powers of the Board of Directors, the President of the Company shall be in general and active charge of such businesses and affairs of the Company as are delegated by the Chief Executive Officer.

(i) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors.

(j) Vice President. Each Vice President shall have such powers and duties as the Chief Executive Officer, President, or the Board of Directors may from time to time prescribe.

(k) Secretary and Assistant Secretaries. The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board of Directors, shall be responsible for giving notice of all meetings of the Board of Directors, and shall keep the seal and, when authorized by the Board of Directors, apply it to any instrument requiring it. Subject to the control of the Board of Directors, he shall have such powers and duties as the Chief Executive Officer, President, or the Board of Directors assigns to him. In the absence of the Secretary from any meeting, the minutes shall be kept by the Person appointed for that purpose by the presiding Officer. One or more assistant secretaries may be appointed by the Board of Directors and will be empowered with the same duties as the Secretary.

(l) Salaries. The Board of Directors may fix the Officers’ salaries, if any, or it may authorize the Chief Executive Officer to fix the salary of any other Officer.

(m) Voting of Shares in Corporations. The Board of Directors shall have the power to vote the securities or interests held by the Company in other Persons or may designate some other Person to vote such securities or interests.

11. Capital Contributions. Members shall make Capital Contributions to the Company in such amounts and at such times as they shall mutually agree. The Managing Member shall amend Schedule A hereof to reflect the amounts of such Capital Contributions. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member and any items of income or gain which are specially allocated to such Member; and shall be debited with all Losses allocated to such Member, any items of loss or deduction of the Company specially allocated to such Member, and all cash and the carrying value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

12. Assignments of Membership Interest. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any part of his interest in the Company, nor shall any Member have the power to substitute a transferee in his place as a substitute Member, without, in either event, having obtained the prior written consent of each other Member, which consent may be given or withheld in such Member’s sole discretion.

13. Resignation. No Member shall have the right to resign from the Company except with the consent of the Managing Member and upon such terms and conditions as may be specifically agreed upon between the Managing Member and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive, and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise. The Managing Member shall not have the right to resign from the Company without the consent of each other Member.

14. Additional Members. The Managing Member shall have the right to admit (a) additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the Managing Member and (b) subject to Sections 12 and 13, a substitute Managing Member; and in connection with any such admissions, the Managing Member shall have the right to amend Schedule A hereof to reflect the name, address and capital contributions of the admitted Member or substitute Managing Member, as the case may be.

15. Distributions; Tax Distributions; Allocations.

(a) Distributions. All distributions shall be made as follows and in the following order of priority:

(i) First, to the Class A Unitholders, pro rata in accordance with the aggregate number of Class A Units held by such Class A Unitholders, until the sum of (i) the cumulative distributions made to each Class A Unitholder pursuant to Section 15(a)(i) are equal to the Class A Unitholder’s aggregate Capital Contribution in respect of their Class A Units;

(ii) Second, thereafter to the Class A Unitholders on a pari passu basis, pro rata in accordance with the aggregate number of Class A Units held by such Class A Unitholders.

For purposes of determining the amount of distributions under this Section 15(a), any holder of a Unit shall be treated as having received by its predecessors. If all or a portion of a Member’s Units are transferred, sold or otherwise disposed of (including pursuant to a redemption by the Company), then subsequent distributions to (A) the transferor Member pursuant to this Agreement shall be determined without regard to the amounts previously distributed to such transferor Member in respect of the units so transferred, sold or otherwise disposed and (B) the transferee Member pursuant to this Agreement shall be determined with regard to amounts previously distributed to the transferor Member.

Losses of the Company shall be allocated among Members pro rata in accordance with the amount of their contributions to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

(b) Tax Distribution. Notwithstanding Section 15(a) hereof, the Managing Member may cause the Company to distribute, on an annual basis on or before April 1 of the following year, or such earlier date(s) as the Managing Member shall from time to time deem necessary or appropriate in order to provide holders of Units (including unvested Units), an amount of Available Cash Flow equal to the difference of (I) the product of (A) the Assumed Tax Rate applicable to Unitholders (or, as determined, in the discretion of the Managing Member, the Assumed Tax Rate applicable in the direct and indirect owners of the Unitholders, assuming all such Unitholders are subject to U.S. federal income tax) and (B) the excess, if any, of (1) the amount of taxable income (as computed for federal income tax purposes) for the current period, over (2) the cumulative excess of taxable loss over taxable income (as computed for federal income tax purposes) allocated to such Unitholders for all prior periods minus (II) all the amounts of distributions made to the Unitholders pursuant to Section 14(a) for such current period.

(i) All distributions made pursuant to this Section 15(b) shall be treated as having been distributed pursuant to the applicable subsections of Section 15(a), and shall reduce future amounts otherwise distributable under such subsections.

(c) Allocations. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction, of the Company shall be allocated among the Members in a manner that as closely as possible gives economic effect to the provisions of Section 15(a) and the other relevant provisions of this Agreement, as determined in the reasonable discretion of the Managing Member.

16. Return of Capital. No Member has the right to receive, and the Managing Member has absolute discretion to make, any distributions to a Member which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

17. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) December 31, 2026;

(b) the determination of the Managing Member to dissolve the Company;

(c) any time there are no members of the Company unless the Company is continued in accordance with the Act; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

18. Indemnification.

(a) Limitation on Liability.

(i) To the fullest extent permitted by applicable law, no Director, Officer, or Member nor any Affiliate of the foregoing, will be liable to the Company or to any Member for any act performed or omission made by such Person in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from gross negligence, fraud, a willful breach of this Agreement or a willful illegal act.

(ii) To the extent that Director, a Member or any Affiliate thereof (a “Responsible Party”) has, at law or in equity, duties and liabilities relating to the Company, any Member or any other person bound by the terms of this Agreement, such Responsible Party, acting in accordance with this Agreement shall not, to the maximum extent permitted under applicable law, be liable to the Company or to any such Member or other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they limit the duties and liabilities of a Responsible Party otherwise existing at law or in equity, are agreed by the Members to modify to such extent such duties and liabilities otherwise existing at law or in equity of the Responsible Party to the maximum extent permitted by applicable law.

(iii) To the maximum extent permitted under applicable law, whenever a Responsible Party is permitted or required to make a decision or take an action or omit to do any of the foregoing: (A) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), such Responsible Party shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (B) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then the Responsible Party shall comply with such express standard, but, to the maximum extent permitted under applicable, shall not be subject to any other or additional standard imposed by this Agreement or applicable law.

(iv) Each Responsible Party may consult with legal counsel, financial advisors and accountants selected by it and any act or omission suffered or taken by it on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, financial advisors or accountants will be full justification for any such act or omission, and each such Responsible Party will be fully protected in so acting or omitting to act, provided, that such counsel, financial advisors or accountants were selected with reasonable care.

(b) Indemnification of Officers, Directors.

(i) To the greatest extent not inconsistent with the laws of Delaware, the Company shall indemnify any Officer or Director (including for all purposes of this Section 18 an Officer’s or Director’s representative) made a party to any proceeding because of being or having been an Officer or Director as a matter of right, against all liability incurred by such Officer or Director in connection with any proceeding; The Company shall pay for or reimburse the reasonable expenses incurred by an Officer or Director in connection with any such proceeding in advance of final disposition thereof if (A) the Officer of Director furnishes the Company a written affirmation of the Officer’s or Director’s good faith belief that such Officer or Director has not engaged in conduct that would preclude indemnification of such Officer or Director under applicable law, and (B) the Officer or Director furnishes the Company a written undertaking, executed personally or on such Officer’s or Director’s behalf, to repay the advance if it is ultimately determined that such Officer or Director engaged in conduct that precludes indemnification of such Officer or Director under applicable law. The undertaking described in subsection (i)(B) above must be a general obligation of the Officer or Director, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify an Officer or Director who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the Officer or Director in connection with the proceeding. Upon demand by an Officer or Director for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Officer or Director is entitled thereto in accordance with this Section 18(b). The indemnification and advancement of expenses provided for under this Section 18(b) shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section.

(ii) The Company shall have the power, but not the obligation, to indemnify any individual who is or was employee or agent of the Company, each to the same extent as if such individual were an Officer or Director.

(iii) an Officer or Director who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines in a proceeding in which the Officer or Director is wholly successful, on the merits or otherwise, the Officer or Director is entitled to indemnification under this Section 18(b), in which case the court shall order the Company to pay the Officer or Director his reasonable expenses incurred to obtain such court ordered indemnification.

(iv) Nothing contained in this Section 18(b) shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any current or past Officer or Director of the Company or in the case of an individual who is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or another enterprise, whether for profit or not. Nothing contained in this Section shall limit the ability of the Company to otherwise indemnify or advance expenses to any individual. It is the intent of this Section to provide indemnification to Officers and Directors (including any Officer’s or Director’s representative) to the fullest extent now or hereafter permitted by law consistent with the terms or conditions of this Section 18(b). Indemnification shall be provided in accordance with this Section 18(b) irrespective of the nature of the legal or equitable theory upon which a claim is made, including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violations of federal or state securities law, violation of ERISA as amended or violation of any other state or federal law or violation of any law of any other jurisdiction.

(v) For purposes of this Section 18(b):

(A) The term “expenses” includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section 18(b), application law or otherwise.

(B) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(C) The term “party” includes any Officer or Director (including an Officer’s or Director’s representative) and an individual who was, is or is threatened to be made, a named defendant or respondent in a proceeding.

(D) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(vi) The term “Company” shall be deemed to include the Company and any Subsidiary of the Company.

(vii) The term “Officer” shall be deemed to include any officer of the Company or any Subsidiary of the Company.

(A) The term “Director” shall be deemed to include any director of the Company or any Subsidiary of the Company.

(viii) The Company may purchase and maintain insurance for its benefit, the benefit of any Officer or Director and an individual who is entitled to indemnification under this Section 18(b), or both, against any liability asserted against or incurred by same in any capacity or arising out of service for or with the Company, whether or not the Company would have the power to indemnify same against such liability.

19. Tax Matters Partner. The Managing Member shall designate one Member as the “Tax Matters Partner” under Code Section 6231(a)(7), with all powers attendant thereto, who shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Managing Member and the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by them to conduct such proceedings. The Managing Member shall be the initial Tax Matters Partner. The Company shall indemnify the Tax Matters Partner for any costs, expenses or liabilities incurred as a result of any actions or failures to take actions in its capacity as Tax Matters Partner.

20. Amendments. This Agreement may be amended only upon the unanimous written consent of the Members.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to its conflict of law rules.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, have duly executed this Agreement as the date first set forth above.

SHERIDAN ASSET HOLDINGS, INC.

By:	/s/ Jay Martus
	Name:	Jay Martus
	Title:	Senior Vice President

SUNBEAM ASSET HOLDINGS LLC

By:	/s/ Mitchell Eisenberg
	Name:	Mitchell Eisenberg
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated LLC Agreement of Sunbeam Asset LLC]

SCHEDULE A

Name, Address and Facsimile	Initial Capital Contribution	Capital Contribution	Number of Class A Units

Managing Members

Sheridan Asset Holdings, Inc. c/o Sheridan Holdings, Inc. 1613 N. Harrison Parkway Suite 200 Sunrise, FL 33323 Facsimile: (984) 851-1780 Attention: Michael Eisenberg and Jay Martus	$1,000.00	$1,000.00	1

Members

Sunbeam Asset Holdings LLC c/o Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111 Facsimile: (415) 788-1076 Attention: Erik Ragatz and Georgia Lee	$1,000.00	$1,000.00	1

TOTAL	$2,000.00	$2,000.00	2